Lawrence Weisdorn

June 25, 2005


Dr. James Latty
President MEMS USA, Inc.
5701 Lindero Canyon Rd., #2-100
Westlake Village, CA 91362

Dear Jim,

It has been a pleasure working with you since you joined the company as President last September. You have demonstrated yourself to be a strong leader, an exceptional visionary, a brilliant public speaker and a man of the highest moral standards and integrity. I feel very confident that as MEMS' new CEO and Chairman you have the required business skills and acumen to grow MEMS into a truly magnificent company. Accordingly, I feel that the time is propitious to leave MEMS' affairs in your very capable hands so that I can concentrate more of my efforts on other enterprises. Please accept my resignation from all positions and duties with MEMS USA, Inc. effective June 25, 2005.


Best regards,



Lawrence Weisdorn